Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 897-5441		(973) 428-2098

Brainerd Communicators, Inc.
Brad Edwards or
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Thursday, August 14, 2008
EMERSON RADIO CORP. APPOINTS NEW INDEPENDENT DIRECTOR
— Company Informs AMEX of its Compliance with Audit Committee Requirements of Section
803(B)(2)(c) of the AMEX Company Guide —
PARSIPPANY, N.J. — August 14, 2008 — Emerson Radio Corp. (AMEX:MSN) today announced the appointment of Terence A. Snellings to its Board of Directors, effective immediately. Mr. Snellings was also appointed to the Company’s Audit Committee. With Mr. Snellings’ appointment, Emerson Radio currently has eight directors on its Board, including two independent directors on its Audit Committee as required by Section 803(B)(2)(c) of the AMEX Company Guide.
“Terry Snellings will be a valuable addition to Emerson’s Board of Directors. His experience in the financial sector and knowledge of international trade and banking will be a significant resource to the Company as we continue to move forward on our growth initiatives,” said Adrian Ma, President and Chief Executive Officer of Emerson Radio. “We look forward to his contributions and welcome him to the Board and Audit Committee.”
Since June 2006, Mr. Snellings has served as Director of Finance and Administration of Refuge Resettlement and Immigration Services of Atlanta, Inc., a non-profit agency that provides an entry into the

American culture for refugees. From 1986 until April 2006, Mr. Snellings served as Managing Director of Wachovia Services, Ltd., where he managed investment banking origination activities of the Asia-Pacific Group within Wachovia Securities Corporate and Investment Banking Division.
As a result of Mr. Snellings’ appointment, the Company’s Audit Committee now consists of two independent directors as required by Section 803(B)(2)(c) of the AMEX Company Guide. As a result, the Company believes it is now in compliance with the audit committee requirements set forth in Section 803(B)(2)(c) of the AMEX Company Guide. The Company has informed AMEX of the new appointment.
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s ability to regain compliance with the AMEX Company Guide. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.